EXHIBIT 5.1

[Letterhead of The Boeing Company]

November 10, 2009

The Boeing Company

100 North Riverside

Chicago, IL 60606-1596

RE:	Registration Statement on Form S-3

Gentlemen and Ladies:

I am Vice President, Assistant General Counsel and Corporate Secretary of The Boeing Company (the “Company”). This opinion is being rendered in connection with the sale from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission (the “SEC”) under the Act, and as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, together with any supplements thereto, of the Company’s shares of common stock, $5.00 par value per share (the Common Stock”).

As counsel for the Company I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as amended to date, the Company’s By-Laws as amended to date, and such resolutions of the Company’s Board of Directors and other documentation as I have deemed necessary for the purpose of this opinion.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials.

Based on and subject to the foregoing, I am of the opinion that the shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

My opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Cordially,

/s/ Michael F. Lohr
Michael F. Lohr
Vice President, Corporate Secretary and
Assistant General Counsel